FOR IMMEDIATE RELEASE

NOVELOS THERAPEUTICS APPOINTS DR. JAMES MANUSO TO BOARD
OF DIRECTORS

NEWTON, Mass., August 15, 2007 - Novelos Therapeutics, Inc. (OTCBB: NVLT), a biopharmaceutical company focused on the development of therapeutics to treat cancer and hepatitis, today announced the appointment of James S. Manuso, Ph.D., to Novelos’ board of directors. Dr. Manuso, Chairman, President and CEO of SuperGen, Inc. (NASDAQ: SUPG), has over 30 years of expertise in life sciences senior management, product commercialization, partnering, financing, venture management and consulting. His appointment increases the number of directors to seven, five of which are independent directors.

“We are very pleased to enlist Dr. Manuso’s strategic acumen on our board, as we approach the possible approval and commercialization of NOV-002, and explore potential partnerships,” said Harry Palmin, President and CEO of Novelos. “Dr. Manuso’s impressive credentials will further enhance the overall quality of Novelos’ board. His election also demonstrates our commitment to the maintenance of a strong, experienced and independent board.”

Upon his appointment, Dr. Manuso commented, “I am honored to become a member of the Novelos board and pleased to join the other directors as we assist the Company in realizing the potential of NOV-002.”

Dr. Manuso, Chairman, President and CEO of SuperGen, Inc. (NASDAQ: SUPG), has served as a director of SuperGen since February 2001. Previously, he was founder, President and CEO of Galenica Pharmaceuticals and held senior management roles at PrimeTech Partners, The Channel Group LLC, Manuso, Alexander & Associates, and Group Axa. Dr. Manuso currently serves on the boards of privately-held KineMed, Inc. and Merrion Pharmaceuticals Ltd. Previously, he co-founded and served as Vice Chairman and CBO of ZyStor Therapeutics, and he served on the boards of Quark, Inflazyme, Supratek Pharma and other companies. Dr. Manuso earned a B.A. with Honors in Economics and Chemistry from New York University, a Ph.D. in Experimental Psychophysiology from the Graduate Faculty of The New School University, a Certificate in Health Systems Management from Harvard Business School, and an Executive M.B.A. from Columbia Business School. He is the author of over 30 chapters, articles and books on topics including health care cost containment and biotechnology company management. Dr. Manuso has taught and lectured at Columbia, New York University, Georgetown, Polytechnic University, and Waseda University (Japan).

About Novelos Therapeutics, Inc.
Novelos Therapeutics, Inc. is a biopharmaceutical company commercializing oxidized glutathione-based compounds for the treatment of cancer and hepatitis. NOV-002, the lead compound currently in Phase 3 development for lung cancer under a SPA and Fast Track, acts together with chemotherapy as a chemoprotectant and an immunomodulator. NOV-002 is also in Phase 2 development for chemotherapy-resistant ovarian cancer and early-stage breast cancer, and is in addition being developed for acute radiation injury. NOV-205 acts as a hepatoprotective agent with immunomodulating and anti-inflammatory properties. NOV-205 is in Phase 1b development for chronic hepatitis C non-responders. Both compounds have completed clinical trials in humans and have been approved for use in the Russian Federation where they were originally developed. For additional information about Novelos please visit www.novelos.com

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COMPANY	INVESTOR RELATIONS
Harry S. Palmin, President and CEO	Stephen Lichaw
Ph: 617-244-1616 x11	Ph: 201-240-3200
Email: hpalmin@novelos.com	Email: slichaw@novelos.com

Novelos Therapeutics, Inc.
One Gateway Center, Suite 504
Newton, MA 02458

This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators’ ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement.